SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a)
OF THE SECURITIES EXCHANGE ACT OF 1934
(AMENDMENT NO. )

Filed by the Registrant [ ]
Filed by a Party other than the Registrant [x]
Bulldog Investors, LLC
Attn: Phillip Goldstein
250 Pehle Avenue, Suite 708
Saddle Brook, NJ 07663
Phone: 201 881-7100
Fax: 201 556-0097

Check the appropriate box:
Preliminary Proxy Statement
Confidential, for Use of the Commission Only (as permitted by
Rule 14a-6(e)(2))
Definitive Proxy Statement
Definitive Additional Materials [x]
Soliciting Material Pursuant to ss.240.14a-11(c) or ss.240.14a-
12

Vertical Capital Income Fund
(Name of Registrant as Specified in Its Charter)

Bulldog Investors, LLC
Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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and 0-11.

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       URGENT NOTICE ABOUT YOUR INVESTMENT IN VERTICAL
                  CAPITAL INCOME FUND

   Until recently, Vertical Capital Income Fund (the "Fund") allowed shareholders to redeem their shares at net asset value ("NAV"). However, in the two most recent quarters, more than 40% of the outstanding shares were submitted for redemption but the Fund was only willing to redeem 5% of the outstanding shares. That limitation understandably left many shareholders frustrated. Consequently, the Board of Trustees considered several options, including liquidating the Fund. Ultimately, it determined to convert the Fund to an exchange-traded closed-end fund. After the conversion the rush by many shareholders to sell their shares caused the stock price to fall by more than 30%. Essentially, shareholders went from the frying pan into the fire. They could sell all their shares but only at a price far below NAV.

   The Fund's manager now wants shareholders to approve a new investment advisory agreement by September 30th. That will benefit the manager who would like to continue to collect about $1.6 million per year in fees from the Fund, but it will do nothing to narrow the discount. Instead, by voting against the new agreement on the enclosed GREEN proxy card, you can send a message to the Board that you want to liquidate the Fund so that you can to monetize your entire investment at or close to NAV.

     WE DON'T THINK SHAREHOLDERS SHOULD HAVE TO ACCEPT A BIG DISCOUNT
     FROM NAV WHEN THEY CHOOSE TO SELL 	THEIR SHARES.
                                                          ***
	TIME IS SHORT. IF YOU WANT TO SEND A STRONG MESSAGE TO THE BOARD THAT YOU DO NOT WANT TO SELL YOUR SHARES AT A BIG DISCOUNT FROM NAV PLEASE SIGN AND RETURN OUR GREEN PROXY CARD IMMEDIATELY -- EVEN IF YOU PREVIOUSLY SIGNED MANAGEMENT'S PROXY CARD. PLEASE SEE THE ENCLOSED INSTRUCTIONS IF YOU WOULD LIKE TO VOTE ONLINE OR BY TELEPHONE.
IF YOU HAVE ANY QUESTIONS ABOUT HOW TO VOTE YOUR PROXY, PLEASE CALL INVESTORCOM AT 1-877-972-0090.

					Very truly yours,

					/s/Phillip Goldstein

					Phillip Goldstein
					Principal
					Bulldog Investors, LLC